SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

   INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b),
         (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                               (Amendment No. 2)*


                                   iPass, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    46261V108
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2005
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  Rule 13d-1(b)

                  Rule 13d-1(c)

                  Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)


                                  Page 1 of 22
                       Exhibit Index Contained on Page 20

--------------------------------                     ---------------------------
CUSIP NO. 46261V108                     13 G                 Page 2  of 22 Pages
--------------------------------                     ---------------------------


------------ -------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Accel V L.P.
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                         (a)        (b)
------------ -------------------------------------------------------------------
3            SEC USE ONLY

------------ -------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
------------ -------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                        0 shares.
              SHARES
           BENEFICIALLY
      OWNED BY EACH REPORTING
              PERSON
               WITH
                                     -------- ----------------------------------
                                     6        SHARED VOTING POWER
                                              0 shares.
                                     -------- ----------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- ----------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              0 shares.
------------------------------------ -------- ----------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                           --0--
------------ -------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES

------------ -------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                            0.0%
------------ -------------------------------------------------------------------
12           TYPE OR REPORTING PERSON
                                                                              PN
------------ -------------------------------------------------------------------

--------------------------------                      --------------------------
CUSIP NO. 46261V108                     13G                   Page 3 of 22 Pages
--------------------------------                      --------------------------

------------ -------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Accel V Associates L.L.C.
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                         (a)        (b)
------------ -------------------------------------------------------------------
3            SEC USE ONLY

------------ -------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
------------ -------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                        0 shares.
              SHARES
           BENEFICIALLY
      OWNED BY EACH REPORTING
              PERSON
               WITH
                                     -------- ----------------------------------
                                     6        SHARED VOTING POWER
                                              0 shares.
                                     -------- ----------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- ----------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              0 shares.
------------------------------------ -------- ----------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                              --0--
------------ -------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES

------------ -------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           0.0%
------------ -------------------------------------------------------------------
12           TYPE OR REPORTING PERSON                                       OO
------------ -------------------------------------------------------------------

--------------------------------                     ---------------------------
CUSIP NO. 46261V108                     13G                   Page 4 of 22 Pages
--------------------------------                     ---------------------------

------------ -------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Accel Internet/Strategic Technology Fund L.P. ("AIST")
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                         (a)        (b)
------------ -------------------------------------------------------------------
3            SEC USE ONLY

------------ -------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
------------ -------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                        0 shares.
              SHARES
           BENEFICIALLY
      OWNED BY EACH REPORTING
              PERSON
               WITH
                                     -------- ----------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ----------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- ----------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ----------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                             --0--
------------ -------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES

------------ -------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           0.0%
------------ -------------------------------------------------------------------
12           TYPE OR REPORTING PERSON                                      PN
------------ -------------------------------------------------------------------

--------------------------------                     ---------------------------
CUSIP NO. 46261V108                     13G                   Page 5 of 22 Pages
--------------------------------                     ---------------------------

------------ -------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Accel Internet/Strategic Technology Fund Associates L.L.C.
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                         (a)        (b)
------------ -------------------------------------------------------------------
3            SEC USE ONLY

------------ -------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
------------ -------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                        0 shares.
              SHARES
           BENEFICIALLY
      OWNED BY EACH REPORTING
              PERSON
               WITH
                                     -------- ----------------------------------
                                     6        SHARED VOTING POWER
                                              0 shares.
                                     -------- ----------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- ----------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              0 shares.
------------------------------------ -------- ----------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                            --0--
------------ -------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES

------------ -------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                         0.0%
------------ -------------------------------------------------------------------
12           TYPE OR REPORTING PERSON                                    OO
------------ -------------------------------------------------------------------

--------------------------------                     ---------------------------
CUSIP NO. 46261V108                                           Page 6 of 22 Pages
--------------------------------                     ---------------------------

------------ -------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Accel Keiretsu V L.P.
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                         (a)        (b)
------------ -------------------------------------------------------------------
3            SEC USE ONLY

------------ -------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
------------ -------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                        0 shares.
              SHARES
           BENEFICIALLY
      OWNED BY EACH REPORTING
              PERSON
               WITH
                                     -------- ----------------------------------
                                     6        SHARED VOTING POWER
                                              0 shares.
                                     -------- ----------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- ----------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              0 shares.
------------------------------------ -------- ----------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                             --0--
------------ -------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES
------------ -------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                          0.0%
------------ -------------------------------------------------------------------
12           TYPE OR REPORTING PERSON                                     PN
------------ -------------------------------------------------------------------

--------------------------------                     ---------------------------
CUSIP No. 46261V108                     13G                   Page 7 of 22 Pages
--------------------------------                     ---------------------------

------------ -------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Accel Keiretsu V Associates L.L.C.
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                         (a)        (b)
------------ -------------------------------------------------------------------
3            SEC USE ONLY

------------ -------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
------------ -------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                        0 shares.
              SHARES
           BENEFICIALLY
      OWNED BY EACH REPORTING
              PERSON
               WITH
                                     -------- ----------------------------------
                                     6        SHARED VOTING POWER
                                              0 shares.
                                     -------- ----------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- ----------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              0 shares.
------------------------------------ -------- ----------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                              --0--
------------ -------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES
------------ -------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           0.0%
------------ -------------------------------------------------------------------
12           TYPE OR REPORTING PERSON                                      OO
------------ -------------------------------------------------------------------

--------------------------------                     ---------------------------
CUSIP NO. 46261V108                     13G                   Page 8 of 22 Pages
--------------------------------                     ---------------------------

------------ -------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Accel Investors '96 L.P.
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                         (a)        (b)
------------ -------------------------------------------------------------------
3            SEC USE ONLY

------------ -------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ -------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                        0 shares.
              SHARES
           BENEFICIALLY
      OWNED BY EACH REPORTING
              PERSON
               WITH
                                     -------- ----------------------------------
                                     6        SHARED VOTING POWER
                                              0 shares.
                                     -------- ----------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- ----------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              0 shares.
------------------------------------ -------- ----------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                             --0--
------------ -------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES
------------ -------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                          0.0%
------------ -------------------------------------------------------------------
12           TYPE OR REPORTING PERSON                                     PN
------------ -------------------------------------------------------------------

--------------------------------                     ---------------------------
CUSIP NO. 46261V108                     13G                   Page 9 pf 22 Pages
--------------------------------                     ---------------------------

------------ -------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Homestake Partners L.P.
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                         (a)        (b)
------------ -------------------------------------------------------------------
3            SEC USE ONLY

------------ -------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

                      Delaware
------------ -------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          0 shares.
           BENEFICIALLY
      OWNED BY EACH REPORTING        -------- ----------------------------------
              PERSON                 6        SHARED VOTING POWER
               WITH                           0 shares.
                                     -------- ----------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- ----------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              0 shares.
------------------------------------ -------- ----------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                             --0--
------------ -------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES
------------ -------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9              0.0%
------------ -------------------------------------------------------------------
12           TYPE OF REPORTING PERSON                                     PN
------------ -------------------------------------------------------------------

--------------------------------                     ---------------------------
CUSIP NO. 46261V108                     13G                 Pages 10 of 22 Pages
--------------------------------                     ---------------------------

------------ -------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      ACP Family Partnership L.P. ("ACPLP")
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                        (a)         (b)
------------ -------------------------------------------------------------------
3            SEC USE ONLY

------------ -------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

                      California
------------ -------------------------------------------------------------------

                                     5        SOLE VOTING POWER
       NUMBER OF                              162,667  shares.  Patterson is the
        SHARES                                general  partner  of ACPLP and may
     BENEFICIALLY                             be deemed  to have  sole  power to
     OWNED BY EACH                            vote these shares.
       REPORTING                     -------- ----------------------------------
        PERSON                       6        SHARED VOTING POWER
         WITH                                 0 shares.
                                     -------- ----------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              162,667  shares.  Patterson is the
                                              general  partner  of ACPLP and may
                                              be deemed  to have  sole  power to
                                              dispose of these shares.
                                     -------- ----------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              0 shares.
------------------------------------ -------- ----------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                          162,667
------------ -------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES
------------ -------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9           0.3%
------------ -------------------------------------------------------------------
12           TYPE OF REPORTING PERSON                                  PN
------------ -------------------------------------------------------------------

--------------------------------                     ---------------------------
CUSIP NO. 46261V108                     13G                  Page 11 of 22 Pages
--------------------------------                     ---------------------------

------------ -------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Ellmore C. Patterson Partners ("ECPP")
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                         (a)        (b)
------------ -------------------------------------------------------------------
3            SEC USE ONLY

------------ -------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

                      Delaware
------------ -------------------------------------------------------------------

                                     5        SOLE VOTING POWER
                                              160,439  shares.  Patterson is the
          NUMBER OF                           general partner of ECPP and may be
           SHARES                             deemed to have sole  power to vote
        BENEFICIALLY                          these shares.
        OWNED BY EACH                -------- -------------------------------
          REPORTING                  6        SHARED VOTING POWER
           PERSON                             0 shares.
            WITH                     -------- ----------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              160,439  shares.  Patterson is the
                                              general partner of ECPP and may be
                                              deemed  to  have  sole   power  to
                                              dispose of these shares.
                                     -------- ----------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              0 shares.
------------------------------------ -------- ----------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                          160,439
------------ -------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES
------------ -------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9           0.3%
------------ -------------------------------------------------------------------
12           TYPE OF REPORTING PERSON                                  PN
------------ -------------------------------------------------------------------

--------------------------------                     ---------------------------
CUSIP NO. 46261V108                     13G                  Page 12 of 22 Pages
--------------------------------                     ---------------------------

------------ -------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      James W. Breyer
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                         (a)        (b)
------------ -------------------------------------------------------------------
3            SEC USE ONLY

------------ -------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

                      U.S. Citizen
------------ -------------------------------------------------------------------

          NUMBER OF                  5        SOLE VOTING POWER
           SHARES                             9,945 shares.
        BENEFICIALLY                 -------- ----------------------------------
        OWNED BY EACH                6        SHARED VOTING POWER
          REPORTING                           0 shares.
           PERSON                    -------- ----------------------------------
            WITH                     7        SOLE DISPOSITIVE POWER
                                              9,945 shares.
                                     -------- ----------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              0 shares.
------------------------------------ -------- ----------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                           9,945
------------ -------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES
------------ -------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9            0.0%
------------ -------------------------------------------------------------------

12           TYPE OF REPORTING PERSON                                   IN
------------ -------------------------------------------------------------------

--------------------------------                     ---------------------------
CUSIP NO. 46261V108                     13G                  Page 13 of 22 Pages
--------------------------------                     ---------------------------

------------ -------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      Luke B. Evnin
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                         (a)        (b)
------------ -------------------------------------------------------------------
3            SEC USE ONLY

------------ -------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

                      U.S. Citizen
------------ -------------------------------------------------------------------

     NUMBER OF                       5        SOLE VOTING POWER
      SHARES                                  0 shares.
   BENEFICIALLY                      -------- ----------------------------------
   OWNED BY EACH                     6        SHARED VOTING POWER
     REPORTING                                0 shares.
      PERSON                         -------- ----------------------------------
       WITH                          7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- ----------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              0 shares.
------------------------------------ -------- ----------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                             0
------------ -------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES
------------ -------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9              0.0%
------------ -------------------------------------------------------------------
12           TYPE OF REPORTING PERSON                                     IN
------------ -------------------------------------------------------------------

--------------------------------                     ---------------------------
CUSIP NO. 46261V108                     13G                  Page 14 of 22 Pages
--------------------------------                     ---------------------------

------------ -------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      Eugene D. Hill, III
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                         (a)              (b)
------------ -------------------------------------------------------------------
3            SEC USE ONLY

------------ -------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

                      U.S. Citizen
------------ -------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                        3,902 shares.
              SHARES                 -------- ----------------------------------
           BENEFICIALLY              6        SHARED VOTING POWER
           OWNED BY EACH                      0 shares.
             REPORTING               -------- ----------------------------------
              PERSON                 7        SOLE DISPOSITIVE POWER
               WITH                           3,902 shares.
                                     -------- ----------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              0 shares.
------------------------------------ -------- ----------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                           3,092
------------ -------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES
------------ -------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9             0.0%
------------ -------------------------------------------------------------------
12           TYPE OF REPORTING PERSON                                    IN
------------ -------------------------------------------------------------------

--------------------------------                     ---------------------------
CUSIP NO. 46261V108                     13G                  Page 15 of 22 Pages
--------------------------------                     ---------------------------

------------ -------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      Arthur C. Patterson ("Patterson")
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                         (a)        (b)
------------ -------------------------------------------------------------------
3            SEC USE ONLY

------------ -------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

                      U.S. Citizen
------------ -------------------------------------------------------------------

                                     5        SOLE VOTING POWER
                                              373,147  shares  of which  160,349
          NUMBER OF                           are  directly  owned  by ECPP  and
           SHARES                             162,667  are  directly   owned  by
        BENEFICIALLY                          ACPLP.  Patterson  is the  general
        OWNED BY EACH                         partner  of ECPP and of ACPLP  and
          REPORTING                           may be deemed  to have sole  power
           PERSON                             to vote these shares.
            WITH                     -------- ----------------------------------
                                     6        SHARED VOTING POWER
                                              0 shares.
                                     -------- ----------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              373,147  shares  of which  160,349
                                              are  directly  owned  by ECPP  and
                                              162,667  are  directly   owned  by
                                              ACPLP.  Patterson  is the  general
                                              partner  of ECPP and of ACPLP  and
                                              may be deemed  to have sole  power
                                              to dispose of these shares.
                                     -------- ----------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              0 shares.
------------------------------------ -------- ----------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                            373,147
------------ -------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES
------------ -------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9             0.6%
------------ -------------------------------------------------------------------
12             TYPE OF REPORTING PERSON                                    IN
------------ -------------------------------------------------------------------

--------------------------------                     ---------------------------
CUSIP NO. 46261V108                     13G                  Page 16 of 22 Pages
--------------------------------                     ---------------------------

------------ -------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      James R. Swartz
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                         (a)        (b)
------------ -------------------------------------------------------------------
3            SEC USE ONLY

------------ -------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

                      U.S. Citizen
------------ -------------------------------------------------------------------

                                     5        SOLE VOTING POWER
           NUMBER OF                          0 shares.
            SHARES                   -------- ----------------------------------
         BENEFICIALLY                6        SHARED VOTING POWER
         OWNED BY EACH                        0 shares.
           REPORTING                 -------- ----------------------------------
            PERSON                   7        SOLE DISPOSITIVE POWER
             WITH                             0 shares.
                                     -------- ----------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              0 shares.
------------------------------------ -------- ----------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                            --0--
------------ -------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES
------------ -------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9             0.0%
------------ -------------------------------------------------------------------

12           TYPE OF REPORTING PERSON                                    IN
------------ -------------------------------------------------------------------

--------------------------------                     ---------------------------
CUSIP NO. 46261V108                     13G                  Page 17 of 22 Pages
--------------------------------                     ---------------------------

------------ -------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                      J. Peter Wagner
------------ -------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                         (a)        (b)
------------ -------------------------------------------------------------------
3            SEC USE ONLY

------------ -------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

                      U.S. Citizen
------------ -------------------------------------------------------------------

         NUMBER OF                   5        SOLE VOTING POWER
          SHARES                              18,365 shares.
       BENEFICIALLY                  -------- ----------------------------------
       OWNED BY EACH                 6        SHARED VOTING POWER
         REPORTING                            0 shares.
          PERSON                     -------- ----------------------------------
           WITH                      7        SOLE DISPOSITIVE POWER
                                              18,365 shares.
                                     -------- ----------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              0 shares.
------------------------------------ -------- ----------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                           18,365
------------ -------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES
------------ -------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9            0.0%
------------ -------------------------------------------------------------------
12           TYPE OF REPORTING PERSON                                   IN
------------ -------------------------------------------------------------------

     This Amendment No. 2 amends the statement on Schedule 13G filed by Accel V L.P., Accel V Associates L.L.C., Accel Keiretsu V L.P., Accel Keiretsu V Associates, L.L.C., Accel Investors '96 L.P., Accel Internet/Strategic Technology Fund L.P., Accel Internet/Strategic Technology Fund Associates L.L.C., Ellmore C. Patterson Partners, ACP Family Partnership L.P., Homestake Partners L.P., James W. Breyer, Luke B. Evnin, Eugene D. Hill, III, Arthur C. Patterson, James R. Swartz and J. Peter Wagner. The foregoing entities and individuals are collectively referred to as the "Reporting Persons." Only those items as to which there has been a change are included in this Amendment No. 2.

ITEM 4.           OWNERSHIP:
                  ----------

     The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 2005:

               (a) Amount beneficially owned:
                   --------------------------

                   See Row 9 of cover page for each Reporting Person.

               (b) Percent of Class:
                   -----------------

                   See Row 11 of cover page for each Reporting Person.

               (c) Number of shares as to which such person has:
                   ---------------------------------------------

                    (i)   Sole power to vote or to direct the vote:
                          -----------------------------------------

                          See Row 5 of cover page for each Reporting Person.

                    (ii)  Shared power to vote or to direct the vote:
                          -------------------------------------------

                          See Row 6 of cover page for each Reporting Person.

                    (iii) Sole power to dispose or to direct the disposition of:
                          ------------------------------------------------------

                          See Row 7 of cover page for each Reporting Person.

                    (iv)  Shared  power to dispose or to direct the  disposition of:
                          ------------------------------------------------------

                          See Row 8 of cover page for each Reporting Person.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
                  ---------------------------------------------

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: Yes

                                    SIGNATURE
                                    ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 8, 2006


Entities:
     Accel V L.P.

     Accel Keiretsu V L.P.

     Accel Internet/Strategic Technology Fund L.P.

     Accel Investors '96 L.P.                By:  /s/ Tracy L. Sedlock
                                                ----------------------------
                                                  Tracy L. Sedlock,
                                                  Attorney-in-fact
     Accel V Associates L.L.C.                    for above-listed entities

     Accel Keiretsu V Associates L.L.C.

     Accel Internet/Strategic Technology Fund Associates L.L.C.

     Ellmore C. Patterson Partners

     Homestake Partners L.P.

     ACP Family Partnership L.P.




Individuals:

James W. Breyer

Luke B. Evnin

Eugene D. Hill, III
                                             By:   /s/ Tracy L. Sedlock
                                                ----------------------------
Arthur C. Patterson                                Tracy L. Sedlock,
                                                   Attorney-in-fact
                                                   for above-listed individuals
James R. Swartz

J. Peter Wagner

                                  EXHIBIT INDEX
                                  -------------


                                                                     Found on
                                                                   Sequentially
Exhibit                                                            Numbered Page
-------                                                            -------------

Exhibit A:  Agreement of Joint Filing                                   21

Exhibit B:  Reference to Tracy L. Sedlock as Attorney-in-Fact           22

                                    EXHIBIT A
                                    ---------

                            Agreement of Joint Filing
                            -------------------------

     The Reporting Persons have agreed that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of iPass, Inc. shall be filed on behalf of each of the Reporting Persons. Note that a copy of the applicable Agreement of Joint Filing is already on file with the appropriate agencies.

                                    EXHIBIT B
                                    ---------

                REFERENCE TO TRACY L. SEDLOCK AS ATTORNEY-IN-FACT



     Tracy L. Sedlock has signed the enclosed documents as Attorney-In-Fact. Note that a copy of the applicable Power of Attorney is already on file with the appropriate agencies.